Exhibit 99.1

Opexa Therapeutics Reports Second Quarter 2012 Financial Results and Provides Corporate Update

THE WOODLANDS, Texas--(BUSINESS WIRE)--August 13, 2012--Opexa Therapeutics, Inc. (NASDAQ: OPXA), a company developing Tcelna™, a novel T-cell therapy for multiple sclerosis (MS), today reported financial results for the quarter ended June 30, 2012 and provided an overview of recent corporate developments.

Recent highlights include:

  Closed a financing of $4.1 million in gross proceeds through a private offering consisting of convertible secured notes and warrants to purchase shares of common stock;
  Rebranded our lead MS drug therapy with the new name TcelnaTM, reflecting the optimization of the overall manufacturing process and clinical trial design of our MS program;
  Submitted the Chemistry, Manufacturing and Control (“CMC”) update to the FDA for final review;
  Advanced preparations and final contract negotiations with key clinical trial sites across North America to support the Phase IIb clinical trial; and
  Appointed current Board Member David E. Jorden as Acting Chief Financial Officer effective August 15, 2012.

“The first half of the year was focused on advancing preparations for our Phase IIb clinical trial in patients with Secondary Progressive MS, including securing additional capital to enable the initiation of the trial,” commented Neil K. Warma, President and Chief Executive Officer of Opexa. “We advanced well in these two key priorities having submitted the complete manufacturing CMC package to the FDA and having closed a financing which raised just over $4 million. The most important task we face in the near term is to initiate the clinical trial and begin to treat patients who so desperately need new safe and effective treatments. SPMS patients currently have very limited treatment options so we are excited to be preparing to initiate the trial with what we believe to be one of the safest and potentially most efficacious therapies for this disease.”

“We have been diligently working to identify and secure leading clinical trial sites across the U.S. and Canada that we believe provide a strong base of SPMS patients for recruitment and enrollment in the trial,” continued Mr. Warma. “Contract negotiations with these sites are going well and we anticipate that the U.S.-based sites could be in a position to begin recruiting patients this quarter. The Canadian regulatory approvals should be finalized later in the quarter allowing us to expand enrollment in the clinical study at that time.”

“Today we also announced that David Jorden, one of Opexa’s board members, will be appointed to the position of Acting CFO to assist with the execution of the critical financing activities envisioned over the coming months and beyond. David has been an extremely active and supportive board member over the past four years and I look forward to working even more closely with him in this new capacity,” commented Mr. Warma. “With the recently announced closing of a convertible secured note financing, the Opexa team is focused on 1) the timely initiation and execution of the planned Phase IIb clinical trial, 2) continuing to advance ongoing discussions with potential strategic partners, and 3) appropriately resourcing the Company from a capital standpoint to be able to fully support ongoing clinical development, either through additional capital raises, a strategic partnership or both. The entire Opexa team is dedicated to successfully advancing Tcelna back into the clinic as a truly novel therapy for the long-term benefit of MS patients.”

“I am extremely pleased to join Neil and the other outstanding members of the Opexa senior management team at this important and exciting time in Opexa’s corporate development,” said Mr. Jorden. “Success across the indicated corporate objectives offers the opportunity to build substantial shareholder value in this Company and I am looking forward to further deepening my involvement with Opexa and executing on these priorities.”

“As of June 30, 2012, our cash and cash equivalents totaled approximately $1.6 million. Our monthly burn rate for the first half of 2012 was approximately $925,000, inclusive of increased cash expenditures to support preparations for the initiation of the planned Phase IIb clinical study in North America,” continued Mr. Warma. “As previously announced, on July 25, 2012, we closed a financing of $4.1 million in gross proceeds through a private offering. At the current burn rate, and including the additional net proceeds from this financing, we should have sufficient capital through November 2012 to initiate the Phase IIb clinical study and enroll a portion of the overall patients. Moving forward, we are continuing to explore potential opportunities and alternatives to obtain the additional resources that will be necessary to complete the Phase IIb study and to support ongoing operations during the pendency of such study.”

Additionally, Opexa today announced that on August 9, 2012, the Company received notice that the listing qualifications department staff of the NASDAQ Stock Market has granted the Company an extension of an additional 180 days to regain compliance with the listing standard for the minimum bid price rule contained in Listing Rule 5550(a)(2) which will allow the continued listing of the Company’s securities on The NASDAQ Capital Market. As previously announced, in February 2012, Opexa received a staff deficiency letter from NASDAQ notifying the Company that for the preceding 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum closing bid price of $1.00 per share. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days (or such longer period of time as the NASDAQ staff may require) before February 4, 2013.

While the Company intends to actively monitor the closing bid price of its common stock and consider available alternatives, including implementing a reverse stock split, if necessary, there can be no assurance that the Company will be able to regain compliance. In the event the Company is unable to regain compliance in a timely manner or if it does not meet the other listing standards, NASDAQ staff could provide notice that the Company’s common stock will become subject to delisting, and in such event, the Company may request a hearing before the NASDAQ Listing Qualifications Panel. Such request would stay any delisting determination by the staff and the Company’s securities would remain listed on NASDAQ pending a formal determination by the Panel.

Second Quarter Financial Results

Opexa reported no commercial revenues in the three and six months ended June 30, 2012 or in the comparable prior-year periods.

Research and development expenses were $1,558,208 and $3,048,305 for the three and six months ended June 30, 2012, respectively, compared with $854,208 and $1,539,369 for the three and six months ended June 30, 2011, respectively. The increase for the three and six months ended June 30, 2012 compared to the three and six months ended June 30, 2011 was primarily due to an increase in the procurement and use of laboratory reagents and supplies and increases in employee personnel costs, professional service fees, facilities costs and non-cash stock compensation expense.

General and administrative expenses for the three and six months ended June 30, 2012 were $529,566 and $1,345,762, respectively, compared with $560,834 and $1,152,892 for the three and six months ended June 30, 2011, respectively. The decrease for the three months ended June 30, 2012 compared to the three months ended June 30, 2011 was primarily due to decreases in business development expenses and non-cash stock compensation expense, and was partially offset by increases in compensation expense to employees, facilities costs and investor outreach expenses. The increase for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 was primarily due to increases in employee personnel costs, facilities costs and investor outreach expenses, and was partially offset by decreases in business development and non-cash stock compensation expense.

Depreciation and amortization expense for the three and six months ended June 30, 2012 was $76,496 and $143,851, respectively, compared with $70,732 and $100,366 for the three and six months ended June 30, 2011, respectively. The increase in expense is primarily due to increases in depreciation for facility build-out costs, and increases in depreciation for laboratory, manufacturing and information technology equipment acquired during 2011 and 2012.

Interest expense for the three and six months ended June 30, 2012 was $486 and $973, respectively, compared with $870 and $2,005 for the three and six months ended June 30, 2011, respectively.

Opexa reported a net loss for the three months ended June 30, 2012 of $2.16 million, or ($0.09) per share, and a net loss for the six months ended June 30, 2012 of $4.54 million, or ($0.20) per share. For the same three month and six month periods ending June 30, 2011, Opexa reported a net loss of $1.49 million, or ($0.06) per share, and $2.79 million, or ($0.13) per share, respectively.

Cash and cash equivalents were $1,570,148 as of June 30, 2012 compared to $9,876,675 as of June 30, 2011.

Further details can be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases such as MS. The Company’s leading therapy, Tcelna™, is a personalized cellular immunotherapy treatment that is in late stage clinical development for MS. Tcelna is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin and, thereby, reduces the risk of relapse over time.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expects,” “believes,” “hope,” “anticipates,” “estimates,” “may,” “could,” “intends,” “exploring,” “evaluating,” “progressing” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the development of the Company’s product candidate, Tcelna, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our capital position, the rights and preferences provided to the Series A Convertible Preferred Stock and investors in the convertible secured notes (including a secured interest in all of our assets), the ability of the Company to enter into and benefit from a partnering arrangement for the Company's product candidate, Tcelna, on reasonably satisfactory terms (if at all), our dependence (if partnered) on the resources and abilities of any partner for the further development of Tcelna, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of developing a marketable product, our ability to raise additional capital to continue our treatment development programs and to undertake and complete any further clinical studies for Tcelna, the success of our clinical trials, the efficacy of Tcelna for any particular indication, such as for relapsing remitting MS or secondary progressive MS, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights (including for Tcelna), the risk of litigation regarding our intellectual property rights, the success of third party development and commercialization efforts with respect to products covered by intellectual property rights that the Company may license or transfer, our limited manufacturing capabilities, our dependence on third-party manufacturers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011.

OPEXA THERAPEUTICS, INC.
(a development stage company)

Statements of Expenses Data (unaudited):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Research and development	$1,558,208	$854,208	$3,048,305	$1,539,369
General and administrative	529,566	560,834	1,345,762	1,152,892
Depreciation and amortization	76,496	70,732	143,851	100,366
Operating loss	(2,164,270)	(1,485,774)	(4,537,918)	(2,792,627)

Interest income	59	260	195	471
Interest expense	(486)	(870)	(973)	(2,005)
Net loss	$(2,164,697)	$(1,486,384)	$(4,538,696)	$(2,794,161)

Basic and diluted loss per share	$(0.09)	$(0.06)	$(0.20)	$(0.13)

Weighted average shares outstanding	23,048,488	23,048,488	23,048,488	22,007,955

OPEXA THERAPEUTICS, INC.
(a development stage company)

Selected Balance Sheet Data (unaudited):
	June 30,	Dec. 31,
	2012	2011
Cash and cash equivalents	$1,570,148	$7,109,215
Other current assets	953,440	124,773
Fixed assets, net	1,385,919	1,029,236
Other long term assets	27,076	-
Total assets	3,936,583	8,263,224
Total current liabilities	908,466	1,067,860
Total long term liabilities	-	-
Total stockholders' equity	3,028,117	7,195,364

CONTACT:
Opexa Therapeutics, Inc.
Neil K. Warma
President & CEO
281.775.0600
nwarma@opexatherapeutics.com